Exhibit 99.1

Finjan Provides First Quarter 2020 Shareholder Update
Company to Host Conference Call to Discuss Results on May 13th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – May 13, 2020 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity, is providing shareholders with a financial update for the first quarter ended March 31, 2020. Additional updates regarding Finjan’s business and operating subsidiaries will be discussed in more detail during the conference call scheduled today, May 13th at 1:30 p.m. PT/4:30 p.m. ET.

“Heading into 2020, we were entering a noteworthy trial cycle with one scheduled against ESET and one against Cisco during the first half of 2020. Earlier this year we were met with a pandemic, effectively ceasing operations around the world, resulting in our trial with ESET concluding in a mistrial after a week of testimony. While we are all continuing to adjust to the new working environment due to COVID-19, my team and I were pleased that the Courts have acted swiftly during this shutdown to make certain adjustments to courtroom settings and procedures in an effort to continue operating, and have recently started rescheduling efforts for trials to resume. Our Cisco trial was rescheduled from June 1st to June 22nd,” said Phil Hartstein, President and CEO of Finjan.

Jevan Anderson, CFO of Finjan, commented, “During this time we have made a prudent decision to reevaluate costs amidst the continued uncertainty we are all operating under. While this remains an ongoing process, going forward we have reduced our monthly operating expenses. As of March 31, 2020 our balance sheet remains strong with $32.0 million in cash.”

First Quarter 2020 Highlights to Date:

Financial

•	Revenue was $3.8 million compared to no revenue for the same period the prior year

•	Net loss was $4.2 million or ($0.15) per share as compared to net loss of $6.0 million or ($0.22) per share for the same period the year prior

•	Ended the quarter with approximately $32.0 million in cash

Litigation

•	Finjan, Inc. v. Cisco Systems, Inc. Trial scheduled to begin June 22, 2020

•	Finjan, Inc. v. ESET, LLC et al. Status Conference July 23, 2020 to decide new trial date

In addition to the above, Finjan has pending patent infringement lawsuits against Palo Alto Networks, SonicWall, Check Point, Rapid7, Fortinet, Qualys, and Trustwave / Singapore Telecom relating to, collectively, more than 15 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Finjan Mobile:

•	Continued efforts on our security innovations for the mobile consumer and secure patents for those innovations.

Patents issued during the quarter:
Finjan, Inc.

•	US 10,552,603

Finjan Mobile, Inc.

•	US 10,574,631

•	EP 3374852

Analyst and Investor Call with Management:
Management will host a conference call to discuss its first quarter 2020 financial results and provide a shareholder update on Wednesday, May 13, 2020 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time.

Analysts, investors and other interested parties may access the conference call by dialing 1-855-327-6837 in the U.S. or internationally by dialing 1-631-891-4304.

An archived audio replay of the conference call will be available for 2 weeks beginning at 7:30 p.m. Eastern Time on May 13, 2020 and can be accessed by dialing 1-844-512-2921 in the U.S. or internationally by dialing 1-412-317-6671 by providing access code 10009574.

The call will also be archived on Finjan's investor relations website by visiting https://ir.finjan.com/ir-calendar.

ABOUT FINJAN
Established nearly 25 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan®, Finjan Mobile®, and InvinciBull® are registered trademarks of Finjan Holdings, Inc.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions especially in the midst of the COVID-19 pandemic, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com